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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRYOPORT, INC,

(Exact name of registrant as specified in its charter)

Nevada	88-0313393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

SERVICES AGREEMENT

 (Full title of the plan)

Larry G. Stambaugh, Chief Executive Officer, 20382 Barents Sea Circle, Lake Forest, California 92630

 (Name and address of agent for service)

(949) 470-2300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Copies to:
Gary Curtis Cannon, Esq.
Attorney at Law
11497 Tree Hollow Lane
San Diego, California 92128-5287
Tel: (858) 391-9083
Fax: (858) 391-9084

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.001 par value	64,000	$ 0.51	$ 32,640.00	$ 2.00

Notes:
1.	Issuable to Bradley Woods & Co. Ltd., SEPA Capital Corp., or Edward Fine pursuant to a Termination of Services Agreement, dated April 6, 2009.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Larry G. Stambaugh
Chief Executive Officer
20382 Barents Sea Circle
Lake Forest, California 92630
(949) 470-2300

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(b), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining to be unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such document.

●	Reference is made to Registrant’s Annual Report on Form 10-K for the year ended March 31, 2008, as filed with the SEC on June 30, 2008, which is hereby incorporated by reference.
●	Reference is made to an amendment to Registrant’s Annual Report on Form 10-K/A for the year ended March 31, 2008, as filed with the SEC on July 14, 2008, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2008, as filed with the SEC on August 7, 2008, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Current Report on Form 8-K, as filed with the SEC on September 3, 2008, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Current Report on Form 8-K, as filed with the SEC on November 12, 2008, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2008, as filed with the SEC on November 14, 2008, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Current Report on Form 8-K, as filed with the SEC on January 8, 2009, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Quarterly Report on Form 10-Q for the three months ended December 31, 2008, as filed with the SEC on February 17, 2009, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Current Report on Form 8-K, as filed with the SEC on February 25, 2009, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Current Report on Form 8-K, as filed with the SEC on February 26, 2009, which is hereby incorporated by reference.
●	Reference is made to Registrant’s Form S-8 Registration, as filed with the SEC on March 25, 2009, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not applicable.

 Item 5. Interests of Named Experts and Counsel.

 Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Nevada General Corporation Law and the Registrant’s Articles of Incorporation, as amended, the Registrant’s directors will have no personal liability to the Registrant or its stockholders for monetary damages incurred as the result of the breach of alleged breach by a director of his “duty of care”. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (ii) approval of any transaction form which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Gary Curtis Cannon, Attorney at Law
10.1	Investment Banker Termination Agreement with Bradley Woods & Co. Ltd., SEPA Capital Corp. and Edward Fine.
23.1	Consent of Gary Curtis Cannon, Attorney at Law (included in Exhibit 5.1)
23.2	Consent of KMJ Corbin & Company LLP

Item 9. Undertakings.

(1)
(a)
File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

(b)
For determining liability under the Securities Act, treat each post-effective amendment to this Registration Statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

	(c)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 14(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subject to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on April 13, 2009.

CRYOPORT, INC.
By:	/s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature:	/s/ Larry G. Stambaugh
Larry G. Stambaugh
Title: Chairman and Chief Executive Officer
Date: April 13, 2009

Signature:	/s/ Dee S. Kelly
Dee S. Kelly
Title: Vice-President of Finance
Date: April 13, 2009

Signature:	/s/ Gary C. Cannon
Gary C. Cannon
Title: Director and Secretary
Date: April 13, 2009

Signature:	/s/ Peter Berry
Peter Berry
Title: Director
Date: April 13, 2009

Signature:	/s/ Thomas Fischer
Thomas Fischer
Title: Director
Date: April 13, 2009

Signature:	/s/ Adam Michelin
Adam Michelin
Title: Director
Date: April 13, 2009